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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Texas Roadhouse, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2008
To our Stockholders:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Texas Roadhouse, Inc. on Thursday, May 22, 2008. The meeting will be held at the Seelbach Hilton Hotel, Medallion Ballroom A, 500 South 4th Street, Louisville, Kentucky 40202, at 9:00 a.m. eastern daylight time.

        The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

        Please take the time to read carefully each of the proposals for stockholder action described in the accompanying proxy materials. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Stockholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely, G.J. Hart President, Chief Executive Officer

TEXAS ROADHOUSE, INC.
6040 Dutchmans Lane, Suite 200
Louisville, Kentucky 40205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2008

To the Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of Texas Roadhouse, Inc. (the "Company") will be held at the Seelbach Hilton Hotel, Medallion Ballroom A, 500 South 4th Street, Louisville, Kentucky, on Thursday, May 22, 2008, at 9:00 a.m. eastern daylight time.

        At the Annual Meeting you will be asked to:

  •
  elect two Class I directors to the Board of Directors, each for a term of three years;

  •
  ratify the appointment of KPMG LLP as the Company's independent auditors; and

  •
  transact such other business as may properly come before the meeting.

        A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 2008 are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors, Sheila C. Brown Corporate Secretary
Louisville, Kentucky April 11, 2008

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008

        Our Proxy Statement related to our 2008 Annual Meeting of Stockholders, our Annual Report on Form 10-K for the fiscal year ended on December 25, 2007 and our Annual Report to Stockholders for the fiscal year ended on December 25, 2007 are available on our website at www.texasroadhouse.com in the Investors section.

TEXAS ROADHOUSE, INC.
6040 Dutchmans Lane, Suite 200
Louisville, Kentucky 40205

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2008

Introduction

        This proxy statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Texas Roadhouse, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. In this proxy statement, references to the "Company," "we," "us" or "our" refer to Texas Roadhouse, Inc. This Annual Meeting is the fourth meeting of stockholders following the completion of our initial public offering (the "IPO") of Class A common stock on October 8, 2004. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2008.

Date, Time and Place

        The Annual Meeting will be held at the Seelbach Hilton Hotel, Medallion Ballroom A, 500 South 4th Street, Louisville, Kentucky on Thursday, May 22, 2008, at 9:00 a.m. eastern daylight time, for the purposes set forth in this proxy statement and the accompanying notice of Annual Meeting.

Record Date and Voting Securities

        The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 24, 2008. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were outstanding 69,123,355 shares of Class A common stock (each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting) and 5,265,376 shares of Class B common stock (each of which is entitled to ten votes per share on all matters to be considered at the Annual Meeting). Based on the number of shares outstanding as of the Record Date, the shares of Class A common stock are entitled to an aggregate of 69,123,355 votes, and the shares of Class B common stock are entitled to an aggregate of 52,653,760 votes.

        The presence in person or by proxy of the holders of a majority in voting power of the combined voting power of the Class A common stock and the Class B common stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast, but will be considered present and entitled to vote to determine if a quorum exists.

Voting of Proxies

        If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as Class I directors and FOR ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year 2008.

Revocability of Proxies

        A stockholder who completes and returns the proxy card that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of the Company at the Company's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Annual Meeting before the close of voting, or by voting at a later date by one of the methods described on the proxy card or attending the Annual Meeting and voting in person. You may attend the Annual Meeting even though you have executed a proxy, but the presence of a stockholder at the Annual Meeting will not automatically revoke that stockholder's proxy.

Solicitation of Proxies

        The cost of solicitation of proxies being solicited on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

Votes Required

        Each of the proposals will be considered separately.

Election of Directors

        The affirmative vote of a plurality of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for a particular slot is elected for that slot. Abstentions from voting and broker "non-votes" on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

Ratification of the Appointment of the Independent Auditors

        The proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 30, 2008 must be approved by the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. For the purposes of this vote, a vote to abstain and a broker "non-vote" will have no effect on the vote on such proposal.

Other Matters

        As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company's by-laws provide for not less than one and not more than 15 directors. Our Board currently consists of seven directors divided into three classes. Members of each class serve for a three-year term. The Board has designated James R. Ramsey and James R. Zarley as nominees for re-election as Class I directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees.

Nominees for Election as Directors

        Set forth below are the two Board members who will stand for re-election at the Annual Meeting, together with their ages, all Company positions and offices each person currently holds and the year in which each person joined the Board.

Name	Age	Position or Office	Director Since
James R. Ramsey	59	Director	2004
James R. Zarley	63	Director	2004

        James R. Ramsey.    Dr. Ramsey became president of the University of Louisville on November 14, 2002, after serving as acting president since September 2, 2002. Before becoming president, he had served as senior policy advisor and state budget director for the Commonwealth of Kentucky as well as senior professor of economics and public policy at the University of Louisville since 1999. Dr. Ramsey has held numerous academic positions, including serving as vice chancellor for finance and administration at both the University of North Carolina at Chapel Hill and Western Kentucky University. He has been associate dean, assistant dean and director of public administration in the College of Business Administration at Loyola University and a research associate for the University of Kentucky's Center for Public Affairs. He has served on the faculties of the University of North Carolina at Chapel Hill, Western Kentucky University, the University of Kentucky, Loyola University and Middle Tennessee State University in addition to the University of Louisville. Dr. Ramsey has also held a number of positions in state government, including interim commissioner of the Office of the New Economy and special advisor to the chairman of the Kentucky Council on Postsecondary Education. Dr. Ramsey serves on the board of directors of Community Trust Bancorp, Inc.

        James R. Zarley.    Mr. Zarley is the executive chairman of the board of directors and a full-time employee of ValueClick, Inc., a single-source provider of media, technology and services across major interactive marketing channels. He served as president and Chief Executive Officer of ValueClick until May 2007. He has served as chairman, and has been an advisor to ValueClick, Inc., since May 1998. In February 1999, Mr. Zarley joined ValueClick, Inc. in a full-time capacity and in May 1999 he became Chief Executive Officer. In January 2001, Mr. Zarley assumed the added position of President of ValueClick, Inc. Before joining ValueClick, Inc., from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Internet service provider, Verio, Inc.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE TWO NOMINEES FOR CLASS I DIRECTOR OF THE COMPANY.

Other Directors

        The following Class II and III directors will continue on the Board for the terms indicated:

Class II Directors (Terms Expiring at the 2009 Annual Meeting):

        Martin T. Hart.    Mr. Hart, 72, has been a private investor in the Denver, Colorado area since 1969. He has owned and developed a number of companies into successful businesses, and has served on the board of directors for many public and private corporations. Presently, Mr. Hart is serving on the board of directors of the following public companies: ValueClick, Inc.; MassMutual Corporate Investors, an investment company; MassMutual Participation Investors, an investment company; and, Spectranetics Corporation, a medical device company. He also continues to serve on the board of directors of several private companies. Mr. Hart is a certified public accountant. He is the past Chairman of the Board of Trustees of Regis University.

        W. Kent Taylor.    Mr. Taylor, 52, is our founder and was our Chief Executive Officer from 2000 to October 8, 2004. Upon the completion of our IPO, Mr. Taylor became Chairman of the Company, an executive position. Before his founding of our concept in 1993, Mr. Taylor founded and co-owned Buckhead Bar and Grill in Louisville, Kentucky. Mr. Taylor has over 20 years of experience in the restaurant industry.

Class III Directors (Terms Expiring at the 2010 Annual Meeting):

        G.J. Hart.    Mr. Hart, 50, has served as our President since May 15, 2000. Upon the completion of our IPO, Mr. Hart became President and Chief Executive Officer. From October 1995 until May 2000, Mr. Hart was President of Al Copeland Investments in Metairie, Louisiana, a privately held business consisting of four restaurant concepts, hotels, gaming, entertainment and food processing operations. From June 1991 to September 1995, Mr. Hart was President of TriFoods International, Inc., a producer of prepared food products.

        Gregory N. Moore.    Mr. Moore, 58, served as the Senior Vice President and Controller of Yum! Brands, Inc. ("Yum! Brands") through his retirement on May 1, 2005. He is currently a financial consultant and private investor. Yum! Brands is the worldwide parent company of Taco Bell, KFC, Pizza Hut, Long John Silver's and A&W All-American Food. Prior to becoming Yum! Brands' Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo, Inc., he was an Audit Manager with Arthur Young & Company in its New York City and Stamford, Connecticut offices. Mr. Moore is a certified public accountant in the States of New York and California. Mr. Moore serves on the board and chairs the audit committee of 3 Day Blinds, a private company.

        James F. Parker.    Mr. Parker, 61, served as Chief Executive Officer and Vice-Chairman of the board of Southwest Airlines Co. from June 2001 through July 2004. Before serving as Chief Executive Officer, Mr. Parker served as General Counsel of that company from 1986 until June 2001, and was previously a shareholder in the San Antonio, Texas law firm of Oppenheimer, Rosenberg, Kelleher and Wheatley.

Meetings of the Board of Directors

        The Board met on four occasions and its committees met on 26 occasions during our fiscal year ended December 25, 2007. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his period of service. In addition, the Company expects all members of the Board to attend the Annual Meeting; all members attended the 2007 Annual Meeting. Four Board meetings are currently scheduled for the fiscal year 2008. Meetings of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting.

Committees of the Board of Directors

        The Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of these committees are available in their entirety on the Company's website, www.texasroadhouse.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

        Audit Committee.    As described in its charter, the audit committee assists our Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independence and performance of the Company's internal and external auditors and (iv) the Company's internal controls and financial reporting practices. The audit committee is also required to pre-approve all audit and permitted non-audit services provided by our independent auditors. The audit committee is also responsible for producing an annual report on its activities for inclusion in this proxy statement. All of the members of the audit committee are "independent," as that term is defined in the listing standards under NASDAQ Marketplace Rule 4200(a)(15) and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission ("SEC"). The audit committee is currently comprised of Messrs. Moore, Parker and Ramsey and is chaired by Mr. Moore. Mr. Martin Hart resigned from the committee on May 24, 2007. The Board evaluated the credentials and designated Mr. Moore as an "audit committee financial expert" as required by Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met 18 times during the fiscal year 2007.

        Compensation Committee.    As described in its charter, the compensation committee: (i) assists the Board in fulfilling its responsibilities relating to the design, administration and oversight of employee compensation programs and benefit plans of the Company's executive officers, (ii) discharges the Board's duties relating to the compensation of the Company's directors and (iii) reviews the performance of the Company's executive officers. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement. All of the members of the compensation committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 4200(a)(15) and the requirements of the SEC. The members of the compensation committee are Messrs. Martin Hart, Moore, Parker, Ramsey and Zarley. Mr. Parker chairs the committee. Mr. Zarley was appointed to the committee on January 31, 2008. The compensation committee met six times during the fiscal year 2007.

        Nominating and Corporate Governance Committee.    As described in its charter, the nominating and corporate governance committee assists our Board in: (i) identifying individuals qualified to become Board members and recommending nominees to the Board either to be presented at the annual meeting or to fill any vacancies, (ii) considering and reporting periodically to the Board on matters relating to the identification, selection and qualification of director candidates and (iii) developing and recommending to the Board a set of corporate governance principles. All of the members of the nominating and corporate governance committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 4200(a)(15) and the requirements of the SEC. The members of the nominating and corporate governance committee are Messrs. Martin Hart, Moore, Parker and Zarley. Mr. Moore chairs the committee. The nominating and corporate governance committee met two times during the fiscal year 2007.

Policy Regarding Consideration of Candidates for Director

        The nominating and corporate governance committee will consider timely stockholder recommendations for director nominees at the 2009 Annual Meeting if stockholders comply with the requirements of the Company's by-laws; a copy of the relevant section of the by-laws may be obtained from the Company's Corporate Secretary. To be considered timely and to be included in our proxy statement and related proxy for the 2009 Annual Meeting, stockholders should submit nominations, if any, no later than December 12, 2008, to the Company's Corporate Secretary, at 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205. Stockholder nominations should include, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five year's employment and business experience, a description of previous service as director of any corporation or organization, other relevant biographical information and the nominee's consent to service on the Board.

        The nominating and corporate governance committee may consider such other factors as it may deem are in the best interest of the Company and its stockholders. The manner in which the nominating and corporate governance committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

        The Company does not pay a third party fee to assist in identifying and evaluating nominees, but the Company does not preclude the potential for using such services if needed as may be determined at the discretion of the nominating and corporate governance committee.

Compensation of Directors

        As described more fully below, the following table summarizes the total compensation paid or accrued for fiscal year 2007 for each of the non-employee directors.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (c)	Total ($) (d)
Martin T. Hart	31,500	14,401	45,901
Gregory N. Moore	55,000	28,601	83,601
James F. Parker	33,000	14,401	47,401
James R. Ramsey	32,000	14,401	46,401
James R. Zarley	22,000	14,401	36,401

(c)
This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 25, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R") of awards pursuant to the Company's equity incentive program and thus include amounts from awards granted prior to, as well as in, fiscal year 2007, because the expense is being recognized over each award's vesting period. Assumptions used in the calculation of this amount for fiscal years ended December 27, 2005, December 26, 2006 and December 25, 2007 are included in Footnote 2(s) "Summary of Significant Accounting Policies—Equity Incentive Plan" and Footnote 13 "Share-based Compensation" to the Company's audited financial statements for the fiscal year ended December 25, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2008.

  The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company's actual operating performance, stock price fluctuations and the director's continued service. At December 25, 2007, the aggregate number of option awards outstanding was: Mr. Martin Hart: 40,000; Mr. Moore: 40,000; Mr. Parker: 40,000; Dr. Ramsey: 13,334; and Mr. Zarley: 40,000.

        Non-employee directors each receive an annual fee of $12,500. The chairperson of the audit committee received an additional annual fee of $7,500 in 2007, which was increased to $20,000 for 2008. Each non-employee director receives $2,000 for each Board meeting he or she attends in person and $500 for each Board meeting he or she participates in telephonically. Additionally, each non-employee director receives $1,000 for each committee meeting he or she attends in person and $500 for each committee meeting he or she participates in telephonically. Each non-employee director also received a one-time option grant to purchase 40,000 shares of our Class A common stock on the date he or she joined the Board. These non-employee director options become exercisable in 33 1/3% increments annually beginning one year from the grant date.

        In February 2008, the non-employee directors were each granted 15,000 restricted stock units, where each unit represents the conditional right to receive one share of our Class A common stock upon satisfaction of the vesting requirements. The restricted stock units vest in fifty percent increments each year over two years.

Code of Ethics

        The Board has approved and adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company's principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available in its entirety on the Company's website, www.texasroadhouse.com. The Company intends to post amendments to, or waivers from, its Code of Business Conduct and Ethics, if any, that apply to the principal executive officer, the principal financial officer or the principal accounting officer on its website.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

        Pursuant to its charter, the audit committee has appointed the firm of KPMG LLP to serve as the independent auditors to audit the financial statements and the internal control over financial reporting of the Company for the fiscal year which ends on December 30, 2008. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of KPMG LLP. KPMG LLP has audited the Company's financial statements since the Company's inception. If the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider such appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company's independent auditors at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2008.

STOCK OWNERSHIP INFORMATION

        The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Class A and Class B common stock of (i) the Chief Executive Officer, the Chief Financial Officer and the other three executive officers of the Company who earned the highest total compensation during the fiscal year 2007 (the "Named Executive Officers"), (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of its outstanding common stock. The Company has no shares of preferred stock outstanding. Mr. Taylor owns all 5,265,376 shares of Class B common stock outstanding. Each share of Class B common stock is entitled to ten votes per share. In the table below, the voting percentages reflect all the shares of Class A and Class B common stock outstanding as of the Record Date.

	Class A Common Stock (1)		Beneficial Ownership of Class A and Class B Common Stock Combined
Name	Common Stock Ownership	Percent	Voting Percent
Five Percent Stockholders:
W. Kent Taylor(2)	13,411,716 (3)	19.4%	54.3%
Directors, Nominees and Named Executive Officers:
G.J. Hart(4)	1,200,122	1.7%	1.0%
Martin T. Hart(5)	244,634	*	*
Gregory N. Moore(6)	42,222	*	*
James F. Parker(7)	51,060	*	*
James R. Ramsey(8)	28,368	*	*
James R. Zarley(9)	90,000	*	*
Steven L. Ortiz(10)	1,174,804	1.7%	1.0%
Scott M. Colosi(11)	312,500	*	*
Sheila C. Brown(12)	163,562	*	*
Directors, Nominees and All Executive Officers as a Group (10 Persons)	16,718,988	23.4%	55.9%

*
Represents beneficial ownership of less than 1.0% of the outstanding shares of class.

(1)
Based upon information furnished to the Company by the named persons, and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days, and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. If a person holds options that are exercisable within 60 days of the Record Date, we treat the shares of common stock underlying those options as owned by that person, and as outstanding shares when we calculate the person's percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other person. "Common Stock Ownership" includes (a) stock held in joint tenancy, (b) stock owned as tenants in common, (c) stock owned or held by spouse or other members of the reporting person's household and (d) stock in which the reporting person either has or shares voting and/or investment power, even though the reporting person disclaims any beneficial interest in such stock.

(2)
Mr. Taylor's address is c/o Texas Roadhouse, Inc., 6040 Dutchmans Lane, Suite 200, Louisville, KY 40205.

(3)
Does not include shares of Class A common stock issuable upon conversion of Class B common stock.

(4)
Includes 1,185,122 shares issuable upon exercise of options.

(5)
Includes 40,000 shares issuable upon exercise of options.

(6)
Includes 40,000 shares issuable upon exercise of options.

(7)
Includes 40,000 shares issuable upon exercise of options.

(8)
Includes 13,334 shares issuable upon exercise of options.

(9)
Includes 40,000 shares issuable upon exercise of options.

(10)
552,686 shares are pledged to a bank. Includes 475,358 shares issuable upon exercise of options.

(11)
Includes 312,500 shares issuable upon exercise of options.

(12)
Includes 114,264 shares issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview and Philosophy

        In May 2004, we entered into employment agreements with G.J. Hart, Scott M. Colosi, W. Kent Taylor, Steven L. Ortiz and Sheila C. Brown, our Named Executive Officers, which became effective upon the completion of our IPO in October 2004 (the "2004 Employment Agreements"). Each of the 2004 Employment Agreements terminated on December 25, 2007. We entered into new employment agreements with each of the Named Executive Officers on January 14, 2008, which were effective as of December 26, 2007 (the "2007 Employment Agreements"). Each of the 2007 Employment Agreements will expire on January 7, 2011 but may be extended on a year-to-year basis after January 7, 2011.

        Each officer's 2004 Employment Agreement established a base salary which was subject to review by the compensation committee throughout the terms of the agreements. Each officer's 2004 Employment Agreement also established an incentive bonus amount based on the achievement of defined goals which were established annually by the compensation committee. The amount of the incentive bonus was subject to review by the compensation committee throughout the terms of the agreements. Except with respect to Mr. Taylor's employment agreement, each officer's 2004 Employment Agreement provided for the granting of options under our 2004 Equity Incentive Plan to purchase shares of our Class A common stock that vest over a three year period. Each officer agreed not to compete with us during the term of his or her employment and for a period of two years following his or her termination of employment.

        Each officer's 2007 Employment Agreement establishes a base salary which is to remain constant throughout the terms of the agreements. The 2007 Employment Agreements also establish an incentive bonus amount based of the achievement of defined goals to be established annually by the compensation committee. Except with respect to Mr. Taylor's employment agreement, the amount of the annual base bonus may be increased 5% each year through the fiscal year 2010, provided that there has been an appropriate increase in the goals to be achieved each year, as determined by the compensation committee. Except with respect to Mr. Taylor's employment agreement, each officer's 2007 Employment Agreement provides for the granting of restricted stock units, the conditional right to receive shares of our Class A common stock upon vesting. Twenty-five percent of each officer's restricted stock units will vest each year on January 7 over a four year period. Each officer has agreed not to compete with us during the term of his or her employment and for a period of two years following his or her termination of employment, unless the officer's employment is terminated without cause following a change in control, in which case the officer has agreed not to compete with us through the date of the last payment of the officer's severance payments.

        The underlying philosophy reflected in both the 2004 Employment Agreements and the 2007 Employment Agreements was to provide the Named Executive Officers with a compensation package which, in total, would promote the profitability of the Company and which was a pragmatic response to external market conditions; that is, compensation that is competitive with comparable positions in similar industries, including the casual dining sector of the restaurant industry, but which is reasonable and in the best interests of our stockholders. During the term of the 2004 Employment Agreements, we did not utilize a formal system of benchmarking, nor did we or the compensation committee retain a compensation consultant.

        To assist them in the determination of the compensation packages under the 2007 Employment Agreements, the compensation committee retained the Mercer human resources consulting firm to provide services. Mercer was asked to gather actual data for positions the same as or similar to those of the Named Executive Officers. The compensation committee requested that data be presented for the following companies: Applebee's International; Benihana; BJ's Restaurants; Buffalo Wild Wings; California Pizza Kitchen; Cheesecake Factory; Bob Evans Farms; IHOP; Morton's Restaurant; O'Charley's; Panera Bread; Rare Hospitality International; Red Robin Gourmet Burgers; Ruby Tuesday; and Ruth's Chris Steak House. These companies were selected on the basis of their size, complexity, revenues and/or segment of the restaurant industry relative to the Company.

        The compensation committee did not strive to target any specified percentile of any element of the peer companies' compensation. Rather, the compensation committee applied the business judgment of the committee members to design compensation packages for the Named Executive Officers based on the specific philosophies described below taking into account all surrounding facts and circumstances.

Elements of Compensation

Base Salary

        Base salaries for our Named Executive Officers are designed to provide a secure base of compensation which will be effective in motivating and retaining key executives. During the term of the 2004 Employment Agreements, base salaries were reviewed periodically by the compensation committee and were adjusted to reflect each officer's job responsibilities, longevity in position, individual performance, expected future performance and performance as a team member. In determining whether an increase was appropriate, the compensation committee considered the recommendations of our Chairman and our Chief Executive Officer and the business expertise of each member of the committee. No increases in base salaries were granted during the fiscal year 2007. The actual amounts paid to each Named Executive Officer during the fiscal year 2007 are more fully described in "Executive Compensation."

        Except with respect to Mr. Taylor, each officer's 2007 Employment Agreement establishes a new annual salary as shown in the table below which is to remain constant throughout the term of the agreements. The salary of each of the other officers was increased to reflect the length of time since his or her last salary increase, the growth in our earnings since the last increases and each officer's individual contribution to the growth in our earnings. In addition to the above factors, Mr. Colosi's and Ms. Brown's annual salaries were increased to amounts suggested by our Chief Executive Officer, to better reflect salaries of similar positions in the peer companies. The compensation committee determined that the recommended salaries for each of the officers reflected market conditions for their respective positions and the individual contribution of such officer and were supported by data presented to the committee by Mercer. Mr. Taylor's annual base salary was unchanged at his request, which was honored by the compensation committee.

New Annual Salary
G.J. Hart President, Chief Executive Officer	600,000
Scott M. Colosi Chief Financial Officer	300,000
W. Kent Taylor Chairman	300,000
Steven L. Ortiz Chief Operating Officer	460,000
Sheila C. Brown General Counsel, Corporate Secretary	225,000

Incentive Bonus

        Incentive bonuses are designed to reward our Named Executive Officers for the success of the Company, as measured by growth in the Company's earnings per diluted share ("EPS"), and for each officer's individual contribution to that success.

        Each year, the compensation committee establishes a new annual target for the Named Executive Officers under the existing incentive compensation program. Under this program, if the Company achieved EPS of $0.53 for the fiscal year 2007, the officers would receive the base bonus shown in the table below. The base bonus amounts were not changed during 2007 from the amounts established in 2006. For each $0.005 EPS above the annual target, the base bonus would be increased by 7% up to a maximum of two times the base bonus. For example, achieving $0.535 of EPS would result in a bonus payout of 107% of the base bonus. Conversely, for each $0.005 EPS below the 2007 annual target, the base bonus would be reduced by 7% down to a minimum of $0. For example, achieving $0.525 of EPS would result in a bonus payout of 93% of the base bonus.

        The annual target of $0.53 EPS represented management's estimate of EPS for the fiscal year 2007, and reflected earnings per share growth of 20% as compared to the EPS achieved for the fiscal year 2006. The annual target can be adjusted for acquisitions or divestitures, accounting changes and other extraordinary events as noted by the compensation committee. The committee approved an adjustment of the 2007 annual target primarily to reflect an impairment cost related to a restaurant where the carrying amount of the asset exceeds the fair value of the asset. The committee authorized bonus payments of 94% of each officer's base bonus.

        The following table describes the base bonus, minimum bonus and maximum bonus payable to each of the Named Executive Officers under this incentive program for the fiscal year 2007. We pay bonuses on a quarterly basis, based upon the achievement of quarterly targets that equal, in the aggregate, the annual target. The actual amounts paid to each Named Executive Officer during fiscal year 2007 are more fully described in "Executive Compensation."

Executive Incentive Compensation Under the 2004 Employment Agreements

Name	Base Bonus $	Minimum Bonus $	Maximum Bonus $
G.J. Hart	360,000	—	720,000
Scott M. Colosi	138,000	—	276,000
W. Kent Taylor	200,000	—	400,000
Steven L. Ortiz	240,000	—	480,000
Sheila C. Brown	60,000	—	120,000

        The 2007 Employment Agreements establish new base bonus amounts for each of the Named Executive Officers except Mr. Taylor. Mr. Taylor requested that his base bonus amount remain at its current level, and the compensation committee honored that request. The change in base bonus amounts from those in effect during the term of the 2004 Employment Agreements reflects our belief that a significant amount of each officer's compensation should be tied to the performance of the Company.

        In February 2008, the board of directors of the Company approved an EPS target of $0.56 to $0.59. The annual target represents management's estimate of EPS for the fiscal year 2008, and reflects earnings per share growth of ten to 15 percent as compared to the EPS achieved for the fiscal year 2007. Depending on the level of achievement of the EPS target each year, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount. Each $0.005 change from the EPS target results in an increase or decrease of 7% to the base bonus amount within the range specified. For example, if we achieve $0.595 of EPS, the bonus payable will be 107% of the base bonus amount. Conversely, if we achieve $0.555, the bonus payable will be 93% of the base bonus amount. The annual target can be adjusted for acquisitions or divestitures, accounting changes and other extraordinary events as noted by the compensation committee. We will continue to pay bonuses on a quarterly basis, based upon achievement of quarterly targets that equal, in the aggregate, the annual target.

        The following table describes the base bonus, minimum bonus and maximum bonus payable to each of the Named Executive Officers under this incentive program for the fiscal year 2008.

Executive Incentive Compensation Under the 2007 Employment Agreements

Name	Base Bonus $	Minimum Bonus $	Maximum Bonus $
G.J. Hart	600,000	—	1,200,000
Scott M. Colosi	250,000	—	500,000
W. Kent Taylor	200,000	—	400,000
Steven L. Ortiz	400,000	—	800,000
Sheila C. Brown	100,000	—	200,000

Stock Awards

        During the term of the 2004 Employment Agreements, we utilized stock options to provide the Named Executive Officers a financial interest in the Company's success and to align their interests with that of our stockholders. Stock options provide potential financial gain if the price of the stock has increased since the date of the grant. Since our long-term performance ultimately determines the value of the stock options, we believe that the grant of stock options encourages behavior that results in sustainable profitability, which should be reflected by the price of our Class A common stock. Stock options also serve to retain the Named Executive Officers as they vest in varying increments over a three-year period. The options expire ten years from the grant date.

        We have historically granted options to approximately 1,000 employees, including our Named Executive Officers except Mr. Taylor. Under our 2004 Equity Incentive Plan, the exercise price of stock options is the closing price of our stock on the trading day immediately preceding the date of the grant. It is our practice to grant options quarterly on the day that follows the third full trading day after the public release of the Company's earnings for the prior fiscal quarter. Grants of stock options to Messrs. Hart, Colosi and Ortiz were made pursuant to the terms of each officer's 2004 Employment Agreement, which provided that the grants would be effective upon the closing of our IPO at an exercise price equal to the price per share at which shares of the Class A common stock were offered to the public in the IPO. Mr. Taylor's 2004 Employment Agreement did not provide for a grant of stock options; as founder and our controlling stockholder, his interests as an officer were already well aligned with those of our other stockholders. Grants to Ms. Brown were made pursuant to an amendment to her 2004 Employment Agreement dated March 2005, which provided that the grant date would be the date that followed the third full trading date after the public release of the Company's earnings for the fourth quarter of the fiscal year 2004. No stock options were granted to any of the Named Executive Officers during the fiscal year 2007.

        Except with respect to Mr. Taylor's employment agreement, the 2007 Employment Agreements provide for the granting of restricted stock units, where each unit represents the conditional right to receive one share of our Class A common stock upon satisfaction of the vesting requirements. We believe that restricted stock units, like stock options, offer the Named Executive Officers a financial interest in the Company and align their interests with those of our stockholders. Similar to stock options, the value of a restricted stock unit is dependent upon the price of our Class A common stock on the date of vesting. Therefore, a recipient of a restricted stock unit is motivated to improve the Company's performance in the hope that the performance will be reflected by the stock price. Restricted stock units also serve to retain the Named Executive officers as they vest in twenty-five percent increments each year on January 7 over a four year period. The numbers of restricted stock units granted to each officer reflect each officer's job responsibilities and individual contribution to the success of the Company. The numbers of restricted stock units granted are shown in the table below. Mr. Taylor requested that he not be granted any restricted stock units, as he believes his interests are well-aligned with those of our other stockholders. The compensation committee honored his request.

Restricted Stock Units
G.J. Hart	240,000
Scott M. Colosi	125,000
W. Kent Taylor	—
Steven L. Ortiz	175,000
Sheila C. Brown	75,000

        During the fiscal year 2008, we will award restricted stock units in lieu of stock options to those employees who had been eligible to receive stock options. We will continue our current practice of granting these awards quarterly on the day that follows the third full trading day after the public release of the Company's earnings for the prior fiscal quarter.

Separation and Change in Control Arrangements

        The 2004 Employment Agreements with Messrs. Hart, Taylor and Ortiz provided that no severance would have been paid to any of them upon termination of employment, but each was entitled to receive a crisp $100 bill if his employment had been terminated by us without cause before the end of the term, or upon a change of control or a change in responsibility. The employment agreements with Mr. Colosi and Ms. Brown provided that if we terminated either of their employment without cause before the end of the term, and if the officer signed a release of all claims against us, we would have paid a severance payment equal to the officer's then current base salary for a period of 180 days in addition to 50% of the incentive bonus earned by the officer during the last four full fiscal quarters immediately preceding the fiscal quarter in which the termination occurred. The salary component of the severance payments would have been subject to deductions and withholdings and would have been paid to the officers in periodic installments in accordance with our normal payroll practices. The bonus component of the severance payments to the officers would have been paid on the same date as the payment would have been made had his or her employment not been terminated.

        The 2004 Employment Agreements with the officers other than Mr. Taylor provided that if there had been a change of control of the Company, the officer's employment had been terminated other than for cause, or if the officer resigned because he or she had been required to move, the Company's successor had not agreed to be bound by the agreement, or the officer's duties, pay or total benefits had been reduced, all of the officer's unvested stock options would have vested and become immediately exercisable, provided that the officer had signed a release of all claims against us.

        The estimated amounts that would have been payable to a Named Executive Officer under these arrangements are more fully described in "Termination, Change of Control and Change of Responsibility Payments."

        The 2007 Employment Agreements provide that, except in the event of a change in control, no severance will be paid to Messrs. Hart, Taylor or Ortiz upon termination of employment, but each is entitled to receive a crisp $100 bill if his employment is terminated by us without cause before the end of the term. Except in the event of a change in control, the employment agreements with Mr. Colosi and Ms. Brown provide that if we terminate either of their employment without cause before the end of the term, and if the officer signs a release of all claims against us, we will pay a severance payment equal to the officer's base salary for a period of 180 days in addition to 50% of the incentive bonus earned by the officer during the last four full fiscal quarters immediately preceding the fiscal quarter in which the termination occurred.

        The employment agreements with each of the officers provide that if the officer's employment is terminated other than for cause following a change in control, or if the officer resigns for good reason following a change in control because he or she is required to move, the Company's successor does not agree to be bound by the agreement, or the officer's duties, pay or total benefits are reduced, such officer will receive severance payments in an amount equal to the officer's base salary and incentive bonus for a period which is the longer of through the end of the term of the agreement or one year. In addition, the officer's unvested stock options or other stock awards, if any, will become vested as of the date of termination. The payments and acceleration of vesting of the stock options or other stock awards are contingent upon the officer signing a full release of claims against us.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 25, 2007.

        All members of the compensation committee concur in this report.

James F. Parker, Chair Martin T. Hart Gregory N. Moore James R. Ramsey James R. Zarley *

  *
  Mr. Zarley was appointed to the committee on January 31, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The compensation committee of the Board is comprised of Messrs. Martin Hart, Moore, Parker, Ramsey and Zarley, each a non-employee director of the Company. None of our executive officers serve on the compensation committee or board of directors of any other company of which any members of our compensation committee or any of our directors is an executive officer.

EXECUTIVE COMPENSATION

        The following table sets forth the total compensation paid or accrued for the fiscal years 2007 and 2006 for G.J. Hart, our President and Chief Executive Officer, Scott M. Colosi, our Chief Financial Officer, and each of our three other most highly compensated executive officers, each of whom were executive officers at the end of the fiscal year 2007.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Option Awards ($)(e)	Non-equity Incentive Plan Compensation ($)(f)	Total ($)(g)
G.J. Hart President, Chief Executive Officer	2007 2006	550,000 535,000	200 200	234,805 385,321	337,500 385,200	1,122,505 1,305,721
Scott M. Colosi Chief Financial Officer	2007 2006	250,000 237,999	200 175	80,275 137,136	129,375 147,660	459,850 522,970
W. Kent Taylor Chairman of the Company	2007 2006	300,000 300,000	— —	— —	187,500 214,000	487,500 514,000
Steven L. Ortiz Chief Operating Officer	2007 2006	420,000 414,000	200 200	144,495 264,907	225,000 256,800	789,695 935,907
Sheila C. Brown General Counsel, Corporate Secretary	2007 2006	175,000 167,500	200 6,700	125,124 192,501	56,250 64,200	356,574 430,901

(d)
This column represents holiday bonus awards paid to the Named Executive Officers for the fiscal years ended December 25, 2007 and December 26, 2006. In addition, Ms. Brown was awarded a discretionary bonus in the fiscal year 2006 in connection with her receipt of an employee recognition award.

(e)
This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 25, 2007 and December 26, 2006, in accordance with SFAS 123R of awards pursuant to the Company's equity incentive program and thus include amounts from awards granted prior to, as well as in, fiscal year 2007, because the expense is being recognized over each award's vesting period. Assumptions used in the calculation of this amount for fiscal years ended December 27, 2005, December 26, 2006 and December 25, 2007 are included in Footnote 2(s) "Summary of Significant Accounting Policies—Equity Incentive Plan" and Footnote 13 "Share-based Compensation" to the Company's audited financial statements for the fiscal year ended December 25, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2008.

  The Company cautions that the amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company's actual operating performance, stock price fluctuations and the Named Executive Officer's continued employment. Additional information on all outstanding option awards is reflected in the "Outstanding Equity Awards at Fiscal Year End Table."

Grants of Plan-based Awards in Fiscal Year 2007

        None of the Named Executive Officers were awarded grants of stock options or other stock awards during the fiscal year 2007.

Outstanding Equity Awards

        The following table presents information with respect to outstanding stock option awards as of December 25, 2007 by the Named Executive Officers. All option information relates solely to our Class A common stock.

Outstanding Equity Awards at Fiscal Year End Table

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price (d)		Option Expiration Date (e)
G.J. Hart	760,518 32,728 57,000 57,000 277,876		$ $ $ $ $	1.47 1.47 8.75 8.75 8.75	02/15/2010(1) 02/15/2010(2) 10/08/2014(3) 10/08/2014(4) 10/08/2014(5)
Scott M. Colosi	29,020 93,480 23,750 29,020 42,230 95,000	29,020 42,230	$ $ $ $ $ $ $ $	3.45 3.45 8.75 3.45 3.45 8.75 3.45 3.45	09/09/2012(6) 09/09/2012(6) 10/08/2014(4) 09/09/2012(7) 09/09/2012(7) 10/08/2014(5) 09/09/2012(8) 09/09/2012(8)
W. Kent Taylor	—	—		NA	NA
Steven L. Ortiz	28,500 9,534 28,364 9,242 7,866 27,788 8,312 2,986 9,168 2,568 8,882 3,098 8,488 7,402 28,160 57,000 57,000 171,000		$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	3.03 3.03 3.45 3.45 3.79 3.79 4.04 4.44 4.44 4.53 4.53 4.59 4.59 8.75 8.75 8.75 8.75 8.75
04/03/2012(9)
04/03/2012(9)
07/03/2012(10)
07/03/2012(10)
10/02/2012(11)
10/02/2012(11)
04/02/2013(12)
07/02/2013(13)
07/02/2013(13)
10/01/2013(14)
10/01/2013(14)
12/31/2013(15)
12/31/2013(15)
10/04/2014(16)
10/04/2014(16)
10/08/2014(3)
10/08/2014(4)
10/08/2014(5)
Sheila C. Brown	11,138 20,626 20,626	61,874	$ $ $ $	8.75 14.25 14.25 14.25	10/04/2014(16) 03/04/2015(17) 03/04/2015(18) 03/04/2015(19)

(e)
The option vesting dates are as follows:

(1) 05/15/2003	(8) 09/09/2008	(14) 10/01/2004
(2) 05/15/2004	(9) 04/03/2003	(15) 12/31/2004
(3) 10/08/2005	(10) 07/03/2003	(16) 10/04/2005
(4) 10/08/2006	(11) 10/02/2003	(17) 03/04/2006
(5) 10/08/2007	(12) 04/02/2004	(18) 03/04/2007
(6) 09/09/2006	(13) 07/02/2004	(19) 03/04/2008
(7) 09/09/2007

Option Exercises

        The following table presents information with respect to stock options exercised during the fiscal year ended December 25, 2007 by the Named Executive Officers. All option information relates solely to our Class A common stock.

Option Exercises and Stock Vested Table

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)
G.J. Hart	2,000	29,060
Scott M. Colosi	31,250	315,438
W. Kent Taylor	—	NA
Steven L. Ortiz	—	NA
Sheila C. Brown	—	NA

(c)
The value realized upon exercise of options represents the difference between the market value of the underlying securities at exercise and the exercise price of the options.

Termination, Change of Control and Change of Responsibility Payments

        The following table lists the estimated amounts payable to a Named Executive Officer if his or her employment had been terminated without cause or due to a change of control or change in responsibility on December 25, 2007, the last day of our fiscal year.

Termination, Change in Control and Change of Responsibility Payments Table

Name (a)	Estimated Payments ($)(b)	Estimated Value of Newly Vested Stock Options ($)(c)	Total ($)(d)
G.J. Hart	100	—	100
Scott M. Colosi	190,261	560,738	750,999
W. Kent Taylor	100	NA	100
Steven L. Ortiz	100	—	100
Sheila C. Brown	115,420	—	115,420

(b)
Messrs. Hart, Taylor and Ortiz were each entitled to a crisp $100 bill upon the termination of their employment without "cause" or due to a change in control or a change in responsibility. If the employment of Mr. Colosi had been terminated under those circumstances, he would have received the amount of his annual base salary then in effect ($250,000) for 180 days, plus 50% of the bonus he earned ($133,946) during the four quarters preceding the fourth quarter of the fiscal year 2007. If the employment of Ms. Brown had been terminated under those circumstances, she would have received the amount of her annual base salary then in effect ($175,000) for 180 days, plus 50% of the bonus she earned ($58,237) during the four quarters preceding the fourth quarter of the fiscal year 2007.

(c)
Except with respect to Mr. Taylor, who has no stock options, each officers' unvested stock options would have become immediately exercisable upon a termination of his or her employment without "cause" or due to a change in control or a change in responsibility. The amounts shown in this column represent the positive difference between the closing price of our Class A common stock on December 24, 2007, the last trading date before the end of our 2007 fiscal year, which was $11.32, and the exercise price of in-the-money options. Neither Mr. Hart nor Mr. Ortiz had unvested options as of December 25, 2007. Ms. Brown's unvested options were not in-the-money on December 25, 2007. The number of options which would have vested on that date and their respective exercise prices are shown in "Outstanding Equity Awards."

AUDIT COMMITTEE REPORT

        The audit committee of the Board is composed of three directors, all of whom are "independent," as that term is defined under NASDAQ Marketplace Rule 4200(a)(15) and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC. Mr. Martin Hart resigned from the committee on May 24, 2007 and did not participate in the committee's activities after that date. The committee acts under a written charter adopted by the Board, a copy of which is available on the Company's website at www.texasroadhouse.com.

        The purpose of the audit committee is to assist the Board in its general oversight of the Company. The primary responsibilities of the audit committee are to oversee and monitor the integrity of the Company's financial reporting process, financial statements and systems of internal controls; the Company's compliance with legal and regulatory requirements; the independent auditors' qualifications, independence and performance; and the performance of the Company's internal audit function. The audit committee is responsible for the selection, retention, supervision and termination of the independent auditors, including resolving disagreements between management and the independent auditors. The audit committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of the Company's internal audit department.

        The audit committee is not responsible for conducting reviews of auditing or accounting procedures. Management of the Company has primary responsibility for preparing the Company's financial statements and for the Company's financial reporting process, including primary responsibility for establishing, maintaining and evaluating the effectiveness of internal control over financial reporting. The Company's independent auditors are responsible for auditing and reporting on the conformity of the Company's consolidated financial statements to accounting principles generally accepted in the United States. The independent auditors are also responsible for auditing and reporting on the effectiveness of the Company's internal control over financial reporting. The audit committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the independent auditors and the experience of the audit committee's members in business, financial and accounting matters.

        In this context, the audit committee has prepared the following report on its activities and with respect to the Company's audited financial statements for the fiscal year ended December 25, 2007 (the "Audited Financial Statements").

  •
  The audit committee met 18 times during the fiscal year 2007. The committee's meetings included private sessions with the Company's independent auditors and internal auditor, as well as executive sessions consisting of only committee members. The committee also met periodically in private sessions with the Company's Chief Financial Officer and the Company's General Counsel;

  •
  The audit committee reviewed the scope, plans and results of the testing performed by the Company's internal auditors and independent auditors in their assessments of internal control over financial reporting;

  •
  The audit committee reviewed with management, including the internal auditor and the General Counsel, and the independent auditors, the Company's practices with respect to risk assessment and risk management. The overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs were also reviewed;

  •
  The audit committee reviewed and discussed the Company's Audited Financial Statements for the fiscal year 2007 with management;

  •
  The audit committee discussed with KPMG LLP, the Company's independent auditors for the fiscal year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  The audit committee received from the independent auditors the written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with KPMG LLP its independence from the Company and management, and determined that KPMG LLP's provision of non-audit services to the Company was compatible with the auditors' independence;

  •
  The audit committee reviewed the selection, application and disclosure of critical accounting policies;

  •
  The audit committee reviewed the Company's earnings press releases;

  •
  The audit committee reviewed the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K prior to filing with the SEC; and

  •
  Based on the review and discussion referred to above, and in reliance thereon, the audit committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2007, for filing with the SEC.

        All members of the audit committee concur in this report.

Gregory N. Moore, Chair James F. Parker James R. Ramsey

Fees Paid to the Independent Auditors

        We paid the following fees to KPMG LLP for fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$569,500	$565,500
Audit-related Fees	13,500	6,750
Tax Fees	—	10,000
All Other Fees	—	—

	$583,000	$582,250

Audit Fees

        KPMG LLP charged $569,500 and $558,000 in fiscal years 2007 and 2006, respectively, for professional services in connection with the audit of the Company's annual financial statements and its internal control over financial reporting and for the reviews of the Company's financial statements included in the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

        KPMG LLP also charged $7,500 for professional services rendered in fiscal year 2006 related to a review of our registration statement in conjunction with the resale of certain shares of Class A common stock by certain selling stockholders, which became effective in April 2006. No such services were performed in fiscal year 2007.

Audit-related Fees

        KPMG LLP charged $13,500 and $6,750 in fiscal years 2007 and 2006, respectively, for professional services related to reviews of specific restaurants' sales for licensing purposes.

Tax Fees

        KPMG LLP rendered professional services in fiscal year 2006 in connection with tax consulting services with respect to the deductibility of certain expenses, for which it charged $10,000. No such services were performed by KPMG LLP in fiscal year 2007.

All Other Fees

        KPMG LLP did not bill the Company for any fees for products and services rendered in fiscal years 2007 and 2006 other than those reported in the foregoing paragraphs.

Pre-approval Policies and Procedures

        The audit committee pre-approved all audit, audit-related and permissible non-audit services provided to the Company by KPMG LLP before management engaged the auditors for those purposes. The policy of the committee is to review all engagement letters for accounting firms for non-audit services while allowing the Company to enter into the agreements, but to specifically pre-approve all services to be provided by the firm which performs the annual audit of the Company's financial statements and internal control over financial reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The audit committee's charter provides that the audit committee will review and approve any transactions between us and any of our executive officers, directors and 5% stockholders, or any members of their immediate families, in which the amount involved exceeds the threshold limits established by the regulations of the SEC. In reviewing a related-party transaction, the audit committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances. Except as specifically noted, the transactions described below were entered into prior to our IPO, and we were contractually obligated to perform under these agreements prior to the formation of the audit committee.

Grants of Franchise or License Rights

        We have licensed or franchised restaurants to companies owned in part by the executive officers, directors and 5% stockholders listed below. The licensing or franchise fees paid by these companies to us range from 0.0% to 3.5% of restaurant sales.

Restaurant	Name and Ownership	Initial Franchise Fee	Royalty Rate	Fees Paid to Us in Fiscal 2007 ($ in thousands)
Billings, MT	W. Kent Taylor (55.0%) Scott M. Colosi (2.0%)	—	3.5%	156.5
Bossier City, LA	Steven L. Ortiz (66.0%)	—	3.5%	131.1
Brownsville, TX	G.J. Hart (60.6%) Steven L. Ortiz (30.3%)	—	3.5%	173.0
Everett, MA	W. Kent Taylor (59.0%)	—	3.5%	244.2
Fargo, ND	G.J. Hart (83.0%) Scott M. Colosi (5.0%)	—	3.5%	162.0
Longmont, CO	Steven L. Ortiz (47.5%)	—	3.5%	128.1
Melbourne, FL(1)	W. Kent Taylor (34.0%)	—	—	89.6
McKinney, TX	G.J. Hart (30.0%) Steven L. Ortiz (30.0%) Scott M. Colosi (2.0%)	—	3.5%	150.0
Muncie, IN(2)	W. Kent Taylor (9.9%)	—	$50,000 per year	50.0
New Berlin, WI	G.J. Hart (30.0%) Steven L. Ortiz (30.0%) Scott M. Colosi (2.0%)	—	3.5%	125.3
Omaha, NE	G.J. Hart (62.5%) Scott M. Colosi (10.0%)	—	3.5%	157.4
Port Arthur, TX	W. Kent Taylor (30.0%) G.J. Hart (30.0%) Steven L. Ortiz (30.5%) Scott M. Colosi (3.0%)	—	3.5%	176.0
Temple, TX	Steven L. Ortiz (78.0%)	—	3.5%	142.3
Wichita, KS	W. Kent Taylor (51.1%) Scott M. Colosi (4.0%)	—	3.5%	234.3

(1)
Licensed restaurant which opened in September 1996. In lieu of royalties, the entity pays supervision fees.

(2)
Licensed restaurant which opened in November 1996.

        We have entered into a preliminary franchise agreement with a company which is 95% owned by W. Kent Taylor to develop a restaurant at a location which is to be determined.

        The terms of the preliminary franchise agreement provide for no initial franchise fees and royalties of 3.5% of restaurant sales. During 2007, we received no payment from this franchise restaurant, as none was due. The executive officers will not be granted any additional franchise rights.

        The franchise agreements and preliminary franchise agreements that we have entered into with our executive officers, directors and 5% stockholders contain the same terms and conditions as those agreements that we enter into with our other franchisees, with the exception of the initial franchise fees and the royalty rates, which are currently $40,000 and 4.0%, respectively, for our other franchisees. With the exception of the Melbourne, FL and Muncie, IN licensed restaurants, we have the contractual right, but not the obligation, to acquire the restaurants owned by our executive officers, directors and 5% stockholders based on a pre-determined valuation formula which is the same as the formula contained in the franchise agreements that we have entered into with other franchisees with whom we have such rights. A preliminary agreement for a franchise may be terminated if the franchisee does not identify and obtain our approval of its restaurant management personnel, locate and obtain our approval of a suitable site for the restaurant or does not demonstrate to us that it has secured necessary capital and financing to develop the restaurant. Once a franchise agreement has been entered into, it may be terminated if the franchisee defaults in the performance of any of its obligations under the agreement, including its obligations to operate the restaurant in strict accordance with our standards and specifications. A franchise agreement may also be terminated if a franchisee dies, becomes disabled or becomes insolvent, fails to make its required payments, creates a threat to the public health or safety, ceases to operate the restaurant, or misuses the Texas Roadhouse trademarks.

Other Related Transactions

        The Longview, Texas restaurant, which was acquired by us in connection with the completion of our IPO, leases the land and restaurant building from an entity controlled by Steven L. Ortiz, our Chief Operating Officer. The lease is for 15 years and will terminate in November 2014. The lease can be renewed for two additional periods of five years each. Rent is approximately $16,000 per month and will increase by 5% on the 11th anniversary date of the lease. The lease can be terminated if the tenant fails to pay the rent on a timely basis, fails to maintain the insurance specified in the lease, fails to maintain the building or property or becomes insolvent. Total rent payments for 2007 were approximately $196,000.

        The Bossier City, Louisiana restaurant, of which Steven L. Ortiz, our Chief Operating Officer, beneficially owns 66.0% and we own 5.0%, is leased from an entity owned by Mr. Ortiz. The lease is for 15 years and will terminate on March 31, 2020. The lease can be renewed for three additional periods of five years each. Rent is approximately $15,100 per month for the first five years of the lease and escalates 10% each five years during the term. The lease can be terminated if the tenant fails to pay rent on a timely basis, fails to maintain insurance, abandons the property or becomes insolvent. The tenant's obligation to pay rent commenced in April 2005 and total rent payments for 2007 were approximately $181,000. The audit committee ratified this transaction in February 2005 after considering market rentals of comparable land and building leases and considering our limited ownership interest. Additionally, the audit committee requested that we attempt to purchase the land and building from Mr. Ortiz' entity in the event the restaurant is ever acquired by us.

        We employed Juli Miller Hart, who during 2007 was the wife of G.J. Hart, our President and Chief Executive Officer, for which she was paid total compensation of approximately $179,000 for services rendered in 2007. Ms. Hart has been employed by us since 2000. She did not report to Mr. Hart. In December 2007, Ms. Hart's status changed from employee to consultant. The audit committee approved our entering into a consulting agreement with Ms. Hart after reviewing the terms of the consulting agreement, including the fees to be paid for the services to be rendered. Ms. Hart was paid approximately $21,000 for services rendered in 2007 as a consultant and for other fees due under the consulting agreement.

        We entered into real estate lease agreements for franchise restaurants located in Everett, MA, of which W. Kent Taylor beneficially owns 59.0%, Longmont, CO, of which Steven L. Ortiz owns 47.5%, and Fargo, ND, of which G.J. Hart owns 83.0% and Scott M. Colosi owns 5.0%, before our granting franchise rights for those restaurants. We have subsequently assigned the leases to the franchisees, but we remain contingently liable if a franchisee defaults under the terms of a lease. The Longmont lease expires in May 2014, the Everett lease expires in February 2018 and the Fargo lease expires in July 2016.

STOCKHOLDER PROPOSALS

        Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), stockholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. Any such proposal must comply with Rule 14a-8.

        The Company's by-laws, copies of which are available from the Company's Corporate Secretary, require stockholders who intend to propose business for consideration by stockholders at the 2009 Annual Meeting, other than stockholder proposals that are included in the proxy statement, to deliver written notice to the principal executive offices of the Company on or before December 12, 2008. This notice must include a description of the business desired to be brought before the annual meeting, the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, the class, series and number of shares of the Company which are beneficially owned by the stockholder and such other beneficial owner and any material interest of the stockholder and such other beneficial owner in such business. Similar requirements are set forth in the Company's by-laws with respect to stockholders desiring to nominate candidates for election as director. If a stockholder submitting a matter to be raised at the Company's next annual meeting or a candidate for election as director desires that such matter or candidate be included in the Company's proxy statement, such matter or candidate must be submitted to the Company no later than December 12, 2008.

        The rules of the SEC set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting.

STOCKHOLDERS' COMMUNICATIONS WITH THE BOARD

        Stockholders that want to communicate in writing with the Board, or specified directors individually, may send proposed communications to the Company's Corporate Secretary, Sheila C. Brown, at 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205. The proposed communication will be reviewed by the audit committee and the General Counsel. If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length, and is directly applicable to the business of the Company, it is expected that the communication will receive favorable consideration for presentation to the Board or appropriate director(s).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during the fiscal year ended December 25, 2007.

FORM 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2007, accompanies this proxy statement. The Company's Annual Report does not form any part of the material for solicitation of proxies.

        Any stockholder who wishes to obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2007, which includes financial statements, and is required to be filed with the SEC, may access it at www.texasroadhouse.com in the Investors section or may send a written request to Sheila C. Brown, Texas Roadhouse, Inc., 6040 Dutchmans Lane, Suite 200, Louisville, Kentucky 40205.

OTHER BUSINESS

        The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Sheila C. Brown Corporate Secretary
Louisville, Kentucky April 11, 2008

        Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may still vote in person, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company's Corporate Secretary.

VOTE BY TELEPHONE
TEXAS ROADHOUSE, INC.
c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

   Please fold and detach card at perforation before mailing.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

TEXAS ROADHOUSE, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven L. Ortiz and Scott M. Colosi, or either of them, with full powers of substitution, to act as proxy or proxies for the undersigned to vote all shares of Common Stock of Texas Roadhouse, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 22, 2008, and at any and all adjournments thereof, as indicated on the reverse.

Dated:	, 2008

Signature

Signature if held jointly

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê Please fold and detach card at perforation before mailing. ê

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TEXAS ROADHOUSE, INC.	PROXY

This Proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this Proxy will be voted FOR the election of all nominees in Proposal 1, FOR the ratification of independent auditors in Proposal 2, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposal 2.

1.	Election of Directors.
	Nominees:	(1) James R. Ramsey	(2) James R. Zarley
	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for the nominees listed above
INSTRUCTIONS: To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) on the line below:

2.	The ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year 2008.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

(TO BE SIGNED ON THE REVERSE SIDE)

QuickLinks

TEXAS ROADHOUSE, INC. 6040 Dutchmans Lane, Suite 200 Louisville, Kentucky 40205
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008
IMPORTANT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008
TEXAS ROADHOUSE, INC. 6040 Dutchmans Lane, Suite 200 Louisville, Kentucky 40205
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008
PROPOSAL 1 ELECTION OF DIRECTORS
Director Compensation Table
PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Incentive Compensation Under the 2004 Employment Agreements
Executive Incentive Compensation Under the 2007 Employment Agreements
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year End Table
Option Exercises and Stock Vested Table
Termination, Change in Control and Change of Responsibility Payments Table
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
STOCKHOLDERS' COMMUNICATIONS WITH THE BOARD
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FORM 10-K
OTHER BUSINESS